Exhibit 5(b) and  Exhibit 8

Reid & Priest LLP
40 West 57th Street
New York, New York  10019-4097
212-603-2000

                                               New York, New York
                                               March 22, 1995

UniSource Energy Corporation
225 West 34th Street
Suite 2110
New York, New York  10122

Ladies and Gentlemen:

          We are acting as counsel to Tucson Electric Power Company, an Arizona corporation ("TEP"), and UniSource Energy Corporation, an Arizona corporation (the "Company"), in connection with the proposed statutory share exchange (the "Share Exchange") between TEP and the Company. The Share Exchange is to be effected pursuant to an Agreement and Plan of Exchange (the "Share Exchange Agreement") between TEP and the Company. Under the terms of the Share Exchange Agreement, all of the outstanding common stock of TEP will be exchanged on a share-for-share basis for Company common stock.

          This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the shares of Company common stock to be issued in the Share Exchange under the Securities Act of 1933, as amended (the "Act").

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Share Exchange Agreement; (ii) the Registration Statement; (iii) the Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof and as to be amended immediately prior to consummation of the Share Exchange; (iv) resolutions adopted by the Board of Directors of TEP relating to the Share Exchange; (v) resolutions adopted by the Board of Directors of the Company relating to the Share Exchange and the issuance and delivery of Company common stock in connection therewith; and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate. In addition, we have assumed, without investigation, that all shares of TEP common stock issued, heretofore or hereafter and prior to the consummation of the Share Exchange, pursuant to director plans, employee benefit plans and shareholder plans, including without limitation options and warrants, have been or will be issued against full consideration therefor authorized by the Board of Directors of TEP and that certificates therefor have been or will be countersigned and registered.

          Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

          (1) TEP is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

          (2) The Board of Directors of TEP has taken such action as may be necessary to authorize the consummation of the Share Exchange.

          (3) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

          (4) The Board of Directors of the Company has taken such action as may be necessary to authorize the consummation of the Share Exchange and to the issuance and delivery of the Company's common stock in connection therewith.

          (5) The shares of the Company common stock registered by the Registration Statement will be duly authorized and validly issued, and fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) the requisite approval for consummation of the Share Exchange shall have been obtained from the holders of TEP common stock and the holders of Company common stock; (iii) TEP and the Company shall have received all necessary regulatory approvals required to consummate the Share Exchange; and (iv) the Share Exchange shall have been consummated in accordance with the terms of the Share Exchange Agreement and the laws of the State of Arizona.

          We are further of the opinion that the statements contained in the Proxy Statement/Prospectus under the caption "PROPOSAL 2 - HOLDING COMPANY PROPOSAL - Certain Federal Income Tax Consequences" describing certain Federal income tax consequences to holders of TEP common stock, as qualified therein, constitutes an accurate description, in general terms, of the indicated United States Federal income tax consequences of the Share Exchange.

          As members of the New York bar, we do not hold ourselves out as experts of the laws of other jurisdictions other than the laws of the United States and, to the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Dennis R. Nelson, Esq.

          TEP is is hereby authorized to rely upon this letter as if such letter were addressed to it. This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of TEP common stock or any other party to which it is not specifically addressed or to which reliance has not been expressly permitted hereby.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(b) and as Exhibit 8 to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the Proxy Statement-Prospectus constituting a part thereof.


                                        Very truly yours,



                                        REID & PRIEST LLP